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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in Registration Statement No. 333-131729 on Form S-8 and Registration Statement Nos. 333-144043 and 333-144989 on Form S-3 of our reports dated 27 August 2007 and 18 December 2006, relating to the Management Report and Annual Financial Statements of Sasol-Huntsman GmbH & Co. KG, Moers, as at 30 June 2006 and 30 June 2007 and for the twelve months periods then ended, appearing in this Amendment No. 3 on Form 10-K/A of Huntsman Corporation for the year ended 31 December 2007.

June 30, 2008

Deloitte & Touche GmbH
Wirtschaftsprüfungsgesellschaft

Schwannstrasse 6
40476 Düsseldorf
Germany

/s/ Norbert Graetz (Norbert Graetz)	/s/ Caren Löhr (Caren Löhr)
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

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CONSENT OF INDEPENDENT AUDITORS